                                                                    Exhibit 99.1

                                 MEDIA ADVISORY

    PEOPLESOFT COMPLETES THE PURCHASE OF MOMENTUM BUSINESS APPLICATIONS, INC.

PLEASANTON, CALIF. -- APRIL 9, 2002 - PeopleSoft, Inc. (Nasdaq: PSFT) announced today that it has completed the purchase of all of the outstanding Class A Common Stock of Momentum Business Applications, Inc. (Nasdaq: MMTM). Under the terms of the purchase option, the total cash purchase price was $90 million, or approximately $18.83 per share of Momentum Class A Common Stock.

ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's leading provider of application software for the real-time enterprise. PeopleSoft pure Internet software enables organizations to reduce costs and increase productivity by directly connecting customers, suppliers, partners and employees to business processes on-line, in real time. PeopleSoft's integrated, best-in-class applications include Customer Relationship Management, Supply Chain Management, Human Capital Management and Financial Management. More than 4,700 organizations in 107 countries run on PeopleSoft software. For more information, visit us at www.peoplesoft.com.


For Further Information Contact:

Steve Swasey
Director, Corporate Public Relations
925/694-5230

steve_swasey@peoplesoft.com